OPERATING EXPENSES AGREEMENT
(Fixed Income Funds Only)

This OPERATING EXPENSES AGREEMENT (“Agreement”) is effective as of the ___ day of __________, 2016, by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS, a Delaware statutory trust (“Trust”), on behalf of each series of the Trust listed in Appendix A hereto, as may be amended from time to time (each, a “Fund”), and MANNING & NAPIER ADVISORS, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“MNA”).

WHEREAS, Rainier Investment Management, LLC (“Rainier”) previously rendered advice and services to the Funds pursuant to the terms of a Management Agreement between the Trust and Rainier dated May 6, 1994, as has been amended from time to time (the “Old Management Agreement”); and

WHEREAS; Rainier and the Trust are parties to a 2015/2016 Operating Expenses Agreement (the “Old Operating Expenses Agreement”) that provides for Rainier to limit the Operating Expenses (as that term is defined in Paragraph 2 of such agreement) attributable to each share class of each Fund pursuant to the terms and provisions of such agreement;

WHEREAS, Rainier has entered into a transaction with Manning & Napier Group, LLC as of the date hereof that constitutes an “assignment” of the Old Management Agreement under the Old Management Agreement and the provisions of Section 15 of the Investment Company Act of 1940, as amended; and

WHEREAS, MNA has entered into a new Management Agreement with the Trust relating to the Funds as of the date hereof that is on substantially the same terms as the Old Management Agreement (the “New Management Agreement”);

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to Section 4 of the New Management Agreement that have not been assumed by MNA; and

WHEREAS, MNA desires to limit the Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) attributable to each share class of each Fund pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow MNA to implement those limits, all in such manner as provides for the commitment undertaken by Rainier in Old Operating Expenses Agreement to continue through the one year term of the Old Operating Expenses Agreement, despite the termination of that agreement by reason of the termination of the Old Management Agreement.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.    LIMIT ON OPERATING EXPENSES. MNA agrees to limit the Operating Expenses applicable to each class of shares of each of the Funds to the respective annual rate of Operating Expenses specified for that share class of that Fund in APPENDIX A of this Agreement. MNA agrees to maintain each such limit until the applicable date set forth in APPENDIX A, unless the Agreement is terminated with respect to a limit, as provided in Paragraph 5 of this Agreement.

2.    DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a share class of a Fund means the ordinary operating expenses attributable to the share class of the Fund, including MNA's investment advisory fee under the New Management Agreement and any Rule 12b-1 fees, but excluding any acquired fund fees and expenses, any front-end or contingent deferred loads, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation, and other expenses not incurred in the ordinary course of the Fund's business.

3.    REIMBURSEMENT OF FEES AND EXPENSES. MNA, under Section 5(b) of the New Management Agreement, retains its right to receive reimbursement of reductions of its investment management fee and Operating Expenses paid by it that are not its responsibility under Section 4 of the New Management Agreement.

4.    TERM. This Agreement shall become effective as of the date specified above and shall remain in effect until July 31, 2016 unless terminated as provided in Paragraph 5 of this Agreement.

5.    TERMINATION. The Trust may terminate this Agreement on behalf of any one or more of the Funds with respect to one or more share classes at any time without payment of any penalty, upon written notice to MNA. This Agreement also shall terminate in the event that the MNA Management Agreement is terminated.

6.    ADDITIONAL EXPENSE LIMITATIONS. From time to time, the parties may agree to additional expense limitations, which may be memorialized as addenda to this Agreement.

7.    ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned by a party without the written consent of the other party.

8.    SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

9.    CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

10.    GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this went to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

By:            ________________
Name:     Melodie B. Zakaluk
Title:        CEO/President

MANNING & NAPIER ADVISORS, LLC

By:            ________________
Name:
Title:

APPENDIX A

Fund	Operating Expense Limit	Expiration Date
Rainier Intermediate Fixed Income Fund
Class O	0.55%	July 31, 2016
Class I	0.45%	July 31, 2016

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

By:            _______________
Name:    Melodie B. Zakaluk
Title:       CEO/President

MANNING & NAPIER ADVISORS, LLC

By:            _______________
Name:
Title: